EXHIBIT 99.1
Sila Realty Trust, Inc. Announces the Appointment of Executive Vice President and Chief Investment Officer to Join Senior Leadership Team

TAMPA, FL, March 26, 2024, Sila Realty Trust, Inc. (the “Company” or “Sila”), a net lease real estate investment trust with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy, is pleased to announce the appointment of Christopher K. Flouhouse as Executive Vice President and Chief Investment Officer of the Company. Mr. Flouhouse will report to Michael A. Seton, President and Chief Executive Officer of the Company, and will oversee the acquisition, investment management, property management and research and credit divisions of the Company.

Mr. Seton stated, “I am excited to welcome Chris, whom we have worked closely with over the past several years, to our senior leadership team, where he will join Kay Neely, our Executive Vice President and Chief Financial Officer, in the daily oversight and management of the Company’s business activities. Chris’s extensive experience with corporate finance, strategic transactions, and REITs, will bring key skills and attributes to our investment management platform. As we move our Company toward the public equity markets, Chris will be an integral part of the Company’s pursuit of strategic growth opportunities.”

Mr. Flouhouse has most recently served as Managing Director and Head of Real Estate, Gaming & Lodging Equity Capital Markets at Wells Fargo Securities and has executed transactions across real estate, financial institutions, and consumer sectors during his approximately 25 year banking career. Mr. Flouhouse has significant public company corporate finance experience and has advised numerous companies on equity listings, strategic transactions, financings, and institutional investor strategies. Mr. Flouhouse graduated from North Carolina State University in 1998 with a Bachelor of Science in Business Management with a concentration in Finance. Mr. Flouhouse currently serves on the Board of Advisors for the Poole College of Management at North Carolina State University and is Chair of the Finance Program Advisory Board.

Contact
Miles Callahan
Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com